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                                                                       EXHIBIT 9

                                  July 6, 2000



Jacobson Partners
595 Madison Avenue, Suite 100
New York, New York  10022

RE:      CHILDTIME LEARNING CENTERS, INC. (THE "COMPANY")

Gentlemen:

In connection with the execution and delivery of the letter agreement dated today between Jacobson Partners ("JP") and the Company regarding your provision of management and financial consulting services, we have agreed as follows:
1) JP will have the right, subject to compliance with all applicable securities laws, rules and regulations, to acquire, from time to time, shares of the Company's common stock ("Shares") owned by KD Partners II or Childcare Associates (each, a "KD Entity") equal to the (a) number of Shares then owned by such KD Entity, multiplied by (b) the percentage interest of such KD Entity owned by the investor or investors then wishing to have such KD Entity sell Shares on its or their behalf.
2) As a condition to the purchase of any Shares by JP from a KD Entity, JP will, simultaneously with such purchase, execute and deliver an irrevocable proxy, in form and substance satisfactory to George A. Kellner, appointing George A. Kellner, in his capacity as managing partner of Childcare Associates or managing partner of the investment general partner of KD Partners II, as applicable, as its proxy to vote such Shares in all instances as Mr. Kellner may deem appropriate, in his sole discretion.
3) The aggregate purchase price of the Shares acquired by JP from a KD Entity and pursuant to open market purchases or other private transactions (but excluding those shares acquired pursuant to the exercise of options granted by the Company) will not exceed $2,500,000.
4) The agreements set forth herein will expire on the second anniversary of the date of this letter agreement.

If the foregoing is acceptable, please sign below in the place indicated.
                                  Very truly yours,

                                  CHILDCARE ASSOCIATES



                                  By: /s/ George A. Kellner
                                      ------------------------------------------
                                      George A. Kellner, Managing Partner


                                  KD PARTNERS II



                                  By:  KD Special Situation Partners,
                                        Its:  Investment and General Partner


                                  By: /s/ George A. Kellner
                                      ------------------------------------------
                                      George A. Kellner, Managing
                                            Partner

Agreed to and Accepted by:

JACOBSON PARTNERS

By: /s/  Benjamin R. Jacobson
    ----------------------------------------
         Benjamin R. Jacobson, Managing
         General Partner